EXHIBIT 10.1
TRANSITION AND CONSULTING AGREEMENT
This Transition and Consulting Agreement (“Agreement”) is made by and between Vertiv Group Corporation, a Delaware corporation with an office located at 505 N. Cleveland Avenue, Westerville, OH 43082 (together with Vertiv Holdings Co and their respective subsidiaries, “Vertiv”) and David Fallon, currently with the same business address, (the “Executive”) and is effective as of May 28, 2025 (“Effective Date”). This Agreement reflects our mutual understanding with respect to Vertiv’s desire, and the Executive’s willingness, for the Executive to continue the Executive’s services as an officer of Vertiv until a suitable successor is hired to replace the Executive, and then for the Executive to transition to providing services as an independent contractor, according to the terms and conditions set forth herein.
NOW, THEREFORE, the parties agree as follows:
1.Scope of Services .
1.1.Chief Financial Officer Transition.
(a)Vertiv and the Executive hereby agree that the Executive has provided notice of the Executive’s resignation as Chief Financial Officer (“CFO”) and an executive officer of Vertiv to be effective on the date Vertiv appoints a successor CFO, as specified below.
(b)The Executive and Vertiv agree that the Executive will continue to provide services as an employee of Vertiv until a successor has been named and assumes the role, which is anticipated to occur in the second half of 2025, or a later date as may be determined by the Chief Executive Officer of Vertiv (the “CEO”) or the Board of Directors of Vertiv (the “Board”), or in the event of the termination of the Executive’s employment due to the Executive’s death or disability (such date of cessation of employment, the “Transition Date”). The Executive agrees to provide services as an employee through the Transition Date. Failure to provide services through the Transition Date (other than for death or disability) will cause the Executive to forfeit any compensation to which the Executive could otherwise become entitled pursuant to Sections 3.1, 3.2 and 4 of this Agreement.
(c)Through the Transition Date, the terms of the Executive’s employment will be governed by both this Agreement and any prior offer letter and restrictive covenants (collectively, the “Employment Agreement”). This Agreement shall control to the extent there is a discrepancy between this Agreement and the Employment Agreement. The Executive acknowledges that the Executive is not entitled to any severance benefits under Vertiv’s Executive Employment Policy or Change in Control Severance Plan.
1.2.Post-Transition Date Duties/Consulting Term. Following the Transition Date, Executive will become an independent contractor, and perform for and deliver to Vertiv normal transition services, consultation upon matters within the unique knowledge of the Executive and other services as may be agreed to by Vertiv and the Executive from time to time (the “Services”), through December 31, 2026, or such earlier date as mutually agreed by the parties (the “Separation Date”, and such period between the Transition Date and the Separation Date, the “Consultant Term”), examples of which Services are set forth as Exhibit B to this Agreement. The Executive initially shall report to the CEO in connection with the performance and delivery of the Services (the “Project Manager”). The Project Manager may be changed upon written notice given by Vertiv to the Executive. In connection with the Services, Vertiv shall use reasonable efforts not to provide the Executive with any material non-public information regarding Vertiv; the foregoing notwithstanding, the Executive agrees to remain subject to and bound by the Vertiv Corporation Insider Trading Policy. During the Consultant Term, the Executive shall remain subject to the Restrictive Covenants as defined in Section 8 of this Agreement. For the avoidance of doubt, there shall be no gap in time between the employment period and the Consultant Term.
1.3.Performance/Delivery. During the Consultant Term, the Executive shall use reasonable commercial efforts to perform the Services in accordance with the timetable and milestones set by the Project Manager. All Services are to be performed to the satisfaction of the Project Manager.
1.4.Personal Agreement. This Agreement is personal between Vertiv and the Executive, and Vertiv is relying on the Executive’s expertise in performing the Services. The Executive may not assign, delegate or subcontract any of the Services without the prior written consent of Vertiv.
1.5.Independent Contractor. The parties agree that during the Consultant Term, the Executive will be an independent contractor in the performance of the Services and not as an employee of Vertiv. Vertiv shall take no deductions from any compensation paid to the Executive for taxes or related payroll deductions, and the Executive agrees to file all such forms and pay all such taxes as may be required by virtue of the Executive’s status as an independent contractor. Vertiv shall carry no worker’s compensation, health, accident or disability insurance to cover the Executive or its personnel. THE EXECUTIVE AGREES TO DEFEND, INDEMNIFY AND HOLD VERTIV, ITS AFFILIATED ENTITIES, SUCCESSORS AND ASSIGNEES AND THEIR RESPECTIVE PARTNERS, SHAREHOLDERS, OFFICERS, DIRECTORS, MANAGERS AND EMPLOYEES HARMLESS FROM ANY FAILURE BY THE EXECUTIVE TO FILE SUCH FORMS OR PAY SUCH TAXES. Nothing herein shall imply a partnership, joint venture or principal and agent relationship between the parties. Neither party shall have any right, power or authority to create any obligation, express or implied, on behalf of the other. The Executive’s obligations under this Agreement shall be binding upon anyone assigned by the Executive to perform the Services for Vertiv, and the Executive shall be responsible for informing those persons of such obligations and ensuring their compliance.
1.6.Benefits Waiver. During the Consultant Term, the Executive and the Executive’s employees or agents will not be entitled, and hereby waive any rights, to worker’s compensation, retirement, insurance or other benefits afforded to employees of Vertiv.
2.Term and Termination.
2.1.Term. This Agreement shall commence on the date and year first above written and shall continue through the Separation Date unless earlier terminated by either party in accordance with Section 2.2 or by mutual agreement of the parties (such period referred to herein as the “Term”).
2.2.Termination for Breach. If either party defaults in the performance of any material provision of this Agreement, the non-defaulting party may terminate this Agreement upon notice thereof.
2.3.Cooperation. At Vertiv’s request, the Executive shall prepare and submit such documentation as may be necessary to evidence the results of the Services and the progress of the Executive in the performance of the Services.
2.4.Payment to the Executive. In the event of early termination of this Agreement, and conditioned upon return of all Vertiv Confidential Information (as defined below), work product and property, Vertiv shall reimburse the Executive for expenses properly incurred and documented in accordance with the provisions of Section 3.3. Vertiv may withhold a reasonable amount to compensate it for any estimated damages in the event Vertiv terminates this Agreement as a consequence of the Executive’s breach of this Agreement or if the

Executive fails to comply with the Executive’s obligations under Section 2.3, 8 and 12.2 that apply after termination of this Agreement.
2.5.Survival. The expiration or termination of this Agreement for any reason shall not terminate the obligations or liabilities of the parties under the applicable portions of Sections 1 through 12, each of which shall survive any such expiration or termination.
3.Compensation and Benefits.
3.1.Compensation and Benefits through the Transition Date. From the date hereof until the Transition Date, or the Executive’s earlier voluntary termination of employment, the Executive will be entitled to receive (a) continued base salary at the Executive’s current annual salary rate, subject to any adjustments that are generally applicable to other executive officers of Vertiv, paid in accordance with Vertiv’s payroll practices in the ordinary course and (b) employee benefits at the level and of the type that the Executive and the Executive’s dependents currently receive or as consistent with the benefits provided to executive officers at the same cost to the Executive as other executives. Following the Transition Date, the Executive will be eligible to continue medical coverage through COBRA at the Executive’s own cost. From the date of this Agreement through the Transition Date, the Executive will be ineligible for (x) grants of equity based compensation and (y) any payment under the Vertiv Incentive Plan.
3.2.Compensation During the Consultant Term.
(a)Equity Awards. In consideration of the Services through the end of the Term and consistent with terms of the 2020 Stock Incentive Plan of Vertiv Holdings Co and Its Affiliates (the “SIP”) and applicable award agreement, and subject to the Executive providing the Services during the Consultant Term, the Executive shall remain eligible to vest in the Stock Options granted to the Executive under the SIP in each of March 2022, 2023, 2024 and 2025 that will vest in March 2026 (the only vesting dates during the Consultant Term), which reflects up to 145,613 options in the aggregate eligible for vesting in March 2026, as reflected below:

Total Option Grant	Grant Date	Strike Price	Number of Unvested Options to Vest in March 2026
285,000	3/3/22	$11.50	71,250
200,286	3/7/23	$15.84	50,072
51,150	3/7/24	$72.09	12,788
46,012	3/7/25	$85.04	11,503
			145,613
The Executive agrees and acknowledges that the Executive has no rights with respect to any other awards under the SIP or otherwise.
(b)Bonus. In consideration of the Executive providing the Services through the Separation Date, as reasonably requested by Vertiv in a satisfactory manner as determined by the CEO, and the Executive executing and not revoking the Releases described in Section 3.5 of this Agreement, Vertiv agrees to pay the Executive an aggregate amount equal to the product of (x) the amount the Executive would have received pursuant to the Vertiv Incentive Plan for the 2025 performance year had the Executive remained an employee through the payment date, utilizing a 100% factor for the “Individual Performance” metric, and the actual “Corporate” final score based on Vertiv’s results at the end of the year, and (y) a fraction, the numerator of which is the number of days from January 1, 2025, through the Transition Date, and the denominator of which is 365. Such payment shall be made in a lump sum no earlier than January 1, 2026, and no later than March 15, 2026. If the Executive fails to comply with the terms of this Agreement, any amounts paid pursuant to this Section 3.2(b) shall be subject to recoupment by the Company.
(c)Executive Acknowledgement. The payments and benefits described in Section 3.2(b) and/or Section 4 of this Agreement will terminate and be forfeited if the Executive fails to timely execute, or revokes, the associated Release, or if the Executive ceases to remain in compliance with the Executive’s obligations under this Agreement and the Release and any other applicable documents. Vertiv shall have no obligations to provide the payments and benefits described in this Section 3.2 and/or Section 4, as applicable, if, prior to the Transition Date, Vertiv terminates the Executive’s employment for Cause (as defined in the Executive Employment Policy (the “Policy”)) or the Executive fails to comply with the Restrictive Covenants, as described in Section 8 of this Agreement. Any payments held up pending the effluxion of the revocation period will be paid as soon as practicable after it expires. Upon receipt of the consideration provided for under Section 3.2(b) and Section 4 of this Agreement, the Executive acknowledges that the Executive will have been paid all compensation and reimbursable expenses to which the Executive is or may be entitled—for the avoidance of doubt, including, without limitation, under the Executive’s Employment Agreement, the Policy or any equity award agreements (other than pursuant to a subsequent option exercise). For the avoidance of doubt, nothing herein prevents Vertiv from enforcing future recoupment under the terms of Vertiv’s clawback policy or any award agreement.
3.3.Expense Reimbursement. Vertiv shall reimburse the Executive for reasonable expenses incurred in connection with the performance of the Services solely to the extent such expenses are pre-approved in writing by Vertiv. Invoices for reimbursable expenses shall be submitted to the Project Manager for approval, together with all supporting documentation reasonably required by Vertiv, and Vertiv shall pay such invoices within sixty (60) days following such approval.
3.4.Release. Upon (or within five (5) days after) each of (a) the Transition Date and (b) the Separation Date, the Executive shall execute and not revoke the General Release and Waiver of Claims in substantially the same form as attached hereto as Exhibit A (the “Release”).
4.Extension of Option Exercise Period. In consideration of executing and not revoking a Release to be provided at the Transition Date, substantially in the form as attached hereto as Exhibit A, Vertiv agrees to extend to December 31, 2028, the period in which the Executive may exercise any Stock Options granted to the Executive under the SIP that are vested and outstanding as of March 2026.
5.Executive Warranties; Conflict of Interest.
The Executive represents and warrants to Vertiv as follows: (a) the Executive has the expertise, experience and knowledge to perform and deliver the Services; (b) the Executive will use reasonable commercial efforts to perform and deliver the Services in a diligent and timely manner; (c) the Executive is not a party to any agreement which prohibits, and is not otherwise prohibited from, performing and delivering the Services; (d) any work product prepared by the Executive as a consequence of the Services will not misappropriate or infringe the intellectual property rights of third parties; (e) the Executive will perform and deliver the Services in accordance with Section 1.2 through 1.4 of this Agreement; and (f) the Executive will perform and deliver the Services in accordance with all applicable laws, ordinances, requirements, directions, rules, statutes, regulations or lawful orders of any governmental authority or agency.

The Executive further represents and warrants to Vertiv that the Executive: (i) has no conflict of interest with respect to the Services to be performed for Vertiv under this Agreement; (ii) has not entered into any contract or agreement, or executed any document whatsoever, with any other person, firm, association, corporation or educational institution that will in any manner prevent the Executive from: (a) giving Vertiv the exclusive benefit of services under this Agreement; (b) disclosing and assigning ideas, inventions, computer software, trade secrets, and other intellectual property exclusively to Vertiv hereunder; or (c) performing any other provision of this Agreement; (iii) will not enter into any contract or agreement, or execute any such document, which will create a conflict of interest or prevent the Executive from freely performing any of the provisions of this Agreement; and (iv) will not knowingly incorporate confidential information of any person or entity not a party to this Agreement into any materials furnished to Vertiv hereunder without prior written notice to Vertiv.
Prior to the Separation Date, the Executive shall not, directly or indirectly, in the name of, on behalf of, or for the benefit of Vertiv offer, promise or authorize to pay any compensation, or give anything of value, to any official, agent or employee of any government or governmental agency, or to any political party or officer, employee, or agent thereof, or any candidate for political office. Any breach of this Section shall entitle Vertiv to terminate this Agreement effective immediately upon notice to the Executive.
6.Permits. The Executive shall acquire and maintain in good standing, and at the Executive’s sole expense, all permits, licenses and other entitlements required by law in the performance of Services under this Agreement.
7.INDEMNIFICATION AND LIMITATION OF LIABILITY.
THE EXECUTIVE AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS VERTIV, AND VERTIV’S PARENT, AFFILIATES, DIVISIONS, SUCCESSORS AND ASSIGNEES AND THEIR RESPECTIVE PARTNERS, SHAREHOLDERS, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS AND INVITEES (REFERRED TO COLLECTIVELY AS THE “INDEMNIFIED PARTY”) AND EACH OF THEM FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, SUITS, ACTIONS, LIABILITIES, AND/OR ACTIONS ASSERTED BY ANY PERSON, INDIVIDUALLY OR THROUGH ANY REPRESENTATIVE, INCLUDING ALL COSTS, ATTORNEY FEES, SETTLEMENT FUNDS, DAMAGES OR EXPENSES RESULTING OR ALLEGEDLY RESULTING OR ARISING FROM (I) ANY BREACH OF THIS AGREEMENT BY THE EXECUTIVE, (II) ANY ACTUAL OR ALLEGED VIOLATION BY THE EXECUTIVE, OR THE EXECUTIVE’S EMPLOYEES, THE EXECUTIVE OR AGENTS, OF ANY PATENT, INTELLECTUAL PROPERTY RIGHTS OR LICENSES RELATING TO THE EQUIPMENT SUPPLIED OR SERVICES PERFORMED BY THE EXECUTIVE AND (III) ANY CLAIM BROUGHT AGAINST VERTIV ARISING OUT OF THE DELIVERY AND PROVISION OF SERVICES BY THE EXECUTIVE OR THE EXECUTIVE’S EMPLOYEES, CONTACTORS, AGENTS OR THIRD PARTIES, INCLUDING WITHOUT LIMITATION ANY AND ALL ACTUAL OR ALLEGED INJURIES OR DEATH OF ANY PERSON OR DAMAGE TO ANY PROPERTY (THE “INDEMNIFIED LIABILITIES”).
NEITHER PARTY SHALL BE LIABLE TO THE OTHER OR ANY OTHER PERSON FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES WHATSOEVER (INCLUDING WITHOUT LIMITATION, ANY DAMAGES CLAIMED FOR LOSS OF INCOME, REVENUE, OR PROFITS OR FOR LOSS OF GOODWILL) ARISING FROM OR RELATED TO SERVICES PROVIDED PURSUANT TO THIS AGREEMENT.
8.Restrictive Covenants. The Executive acknowledges and agrees that the Executive has previously entered into arrangements with Vertiv providing for restrictive covenants (including confidentiality, non-compete, non-solicit and non-disparagement) (the “Restrictive Covenants”). The Executive agrees that the Executive shall remain subject to the Restrictive Covenants for the duration of the Consultant Term and following the end of the Term as set forth in such covenants. For the avoidance of doubt, any non-competition or non-solicitation covenant shall continue to apply during the Consultant Term and then for twelve (12) months following the end of the Consultant Term.
9.Notices. All notices hereunder must be in writing and shall be deemed validly given when delivered by hand, by nationally recognized overnight express delivery service or by First Class United States mail, certified, return receipt requested, addressed as follows:
To Vertiv:    Vertiv Group Corporation
    505 N. Cleveland Ave.
    Westerville, OH 43082
    Attn: Legal Department

To the Executive:    Personal email provided to the Legal Department
Any notice or other communication mailed as herein provided shall be deemed effectively given (a) on the date of delivery, if delivered by recognized, professional courier or (b) on the date received, if sent by overnight express delivery or if sent by U.S. mail. The parties may substitute recipient's names and addresses by giving at least ten (10) days’ notice as provided hereunder. Rejection or refusal to accept delivery of any notice, or the inability to deliver any notice because of a changed address of which no notice was given, shall be deemed to be receipt of any such notice.
10.Cooperation after Separation Date. To the extent Vertiv determines that the Executive possesses information relevant to litigation, potential litigation, investigations by government agencies, potential investigations by government agencies, internal investigations, or otherwise, that relates to activities that occurred during the Term and while the Executive was employed by Vertiv, the Executive agrees to make the Executive reasonably available to provide information and assistance, including, but not limited to, meeting with Vertiv’s counsel, interviews, attending or appearing as a witness at depositions, hearings, pretrial preparation and trial testimony, or other court or administrative proceedings, reviewing documents, and responding to requests for information from government authorities, opposing parties, outside and in-house counsel and otherwise. Vertiv agrees to accommodate the Executive’s other commitments in scheduling any such interviews, depositions, pretrial preparation and trial testimony, or information requests, insofar as is reasonably practicable to minimize inconvenience to the Executive.
11.Section 409A.
11.1.Interpretation. The benefits provided under this Agreement are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations, guidance, or other interpretive authority thereunder (“Section 409A”). To the extent that the benefits are subject to Section 409A, this Agreement will be interpreted and construed in favor of the Executive to the fullest extent allowed under Section 409A and the applicable guidance thereunder to satisfy the requirements of Section 409A or, alternatively, to comply with an exemption from Section 409A and the applicable guidance thereunder. Each payment of compensation under this Agreement will be treated as a “separate payment” of compensation for purposes of applying Section 409A and the short-term deferral exception.
11.2.Separation from Service and Specified Employee. To the extent Section 409A applies, any reference herein (or in any award or arrangement excluding, for the avoidance of doubt, any stock option) to a termination of employment, retirement, separation from service or phrases of similar import will mean a “separation from service” as defined in Treasury Regulation § 1.409A-1(h). Notwithstanding anything to the contrary in Agreement Release, if the Executive is deemed on the date of termination of employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that constitutes “nonqualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service”, and (ii) the date of the Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section shall be paid to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
11.3.Payment Dates. Whenever a payment under this Agreement specifies a payment period with reference to a number of days or months, the actual date of payment within the specified period shall be within the sole discretion of Vertiv. In the event the payment period under this Agreement for any nonqualified deferred compensation commences in one calendar year and ends in a second calendar year, to the extent necessary to comply with Section 409A, the payment shall not be paid until the later of (i) the first payroll date of the second calendar year, or (ii) the date that such release becomes effective and irrevocable. The Executive shall not have the ability to control, directly or indirectly, the timing of any payments of deferred compensation subject to Section 409A.
11.4.No Warranty or Guaranty of Tax Treatment. The tax treatment of the benefits provided under this Release is not warranted or guaranteed. Vertiv does not represent or guarantee that any particular federal or state income, payroll or other tax treatment will result from the compensation or benefits payable under this Agreement. Vertiv does not represent that this Agreement complies with Section 409A and in no event shall Vertiv, its affiliates nor their respective directors, officers, employees or advisers be liable for any additional tax, interest or penalty that may be imposed on the Executive (or any other individual claiming a benefit through the Executive) pursuant to Section 409A or damages for failing to comply with Section 409A. The Executive is solely responsible for the proper tax reporting and timely payment of any tax or interest for which the Executive is liable as a result of the compensation or benefits payable pursuant to this Agreement.
11.5.Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
12.Miscellaneous.
12.1.Confidentiality of this Agreement. Until this Agreement is public, the Executive agrees to hold in strict confidence the negotiations resulting in, contents, and terms of this Agreement, except (1) as expressly permitted by this Agreement; (2) as required by subpoena, court order, or applicable law; (3) to secure advice from a legal or tax advisor; (4) to the Executive’s immediate family; or (5) in a legal action to enforce the terms of this Agreement. The Executive further agree to use every effort to prevent disclosure of the existence or terms of this Agreement by any of the persons referred to in (3) and (4) above. The Executive agree that the contents of this Section are a material term of this Release.
Notwithstanding the foregoing, Vertiv recognizes that the Executive may have questions pertaining to this Agreement and authorizes the Executive to communicate with Cesar Villa, Cesar.Villa@vertiv.com, with regard to compensation and benefits questions and Stephanie Gill, Stephanie.Gill@vertiv.com, for all other questions related to this Agreement.
12.2.Compliance. The Executive will comply with all applicable laws, Vertiv policies and obligations of the Executive to Vertiv and its affiliates.
12.3.Remedies. In addition to all other remedies provided for hereunder, if the Executive breaches any term of this Agreement, Vertiv shall be entitled to its available legal and equitable remedies to the full extent permitted by law, including but not limited to, an injunction and suspending and recovering any and all payments and benefits made or to be made under this Agreement.
12.4.Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by, Vertiv’s successors and assigns. The rights and obligations of the Executive under this Agreement may only be assigned with the prior written consent of Vertiv.
12.5.Governing Law. This Release shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Ohio or, where applicable, United States federal law, in each case, without regard to any conflicts of law provisions or those of any state other than Ohio. The parties agree that jurisdiction and venue shall lie exclusively in Franklin County, Ohio for any action involving the validity, interpretation, or enforcement of this Agreement, or for any claim for breach of this Agreement, for damages, and for other relief sought under this Agreement.
12.6.Severability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, Vertiv and the Executive agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, Vertiv and the Executive agree that the term shall be severed and all other terms of this Agreement shall remain in effect.
12.7.Expenses. Each party hereto shall pay such party's own expenses incurred (including, without limitation, the fees of counsel) on such party's behalf in connection with this Agreement or any transactions contemplated by this Agreement.
12.8.Waivers. No waiver of any provision of this Agreement shall be effective, except pursuant to a written instrument signed by the party waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.
12.9.Force Majeure. Neither party shall be liable for its failure to perform under this Agreement (a) to the extent the non-performance is caused by events or conditions beyond that party’s control, and (b) provided that party gives prompt notice to the other party and makes all reasonable efforts to perform.
12.10.Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto, and supersedes all prior or contemporaneous written or oral communications or agreements between Vertiv and the Executive, regarding the subject matter hereof. This Agreement may only be amended by a signed, written agreement between Vertiv and the Executive.
12.11.Counterparts. This Agreement may be executed in two counterparts each of which shall be an original and together which shall constitute one and the same instrument.
12.12.Acknowledgment. The Executive acknowledges that the Executive has fully read and understands this Agreement, has had an opportunity to consult with the Executive’s counsel regarding this Agreement, and, intending to be legally bound hereby, has freely and voluntarily executed this Agreement.

12.13.Headings. The section headings and subheading used herein are for ease of reference only and are not to be considered in the construction of this Agreement.
12.14.No Presumption Against Drafter. The parties agree that, despite any legal presumption or common law doctrine to the contrary, this Agreement shall not be construed against the drafter as both parties have had the opportunity to participate in the negotiation and drafting of the terms and conditions and preparation of this Agreement.
12.15.Authority. The signatories below represent and warrant that they have read this Agreement, that they are fully authorized in the capacity shown, that they understand the terms of the Agreement and that they are executing the Agreement voluntarily, upon their best judgment and solely for the consideration described in this Agreement.
IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorized representative

VERTIV GROUP CORPORATION    DAVID FALLON

By:    /s/ Giordano Albertazzi        /s/ David Fallon
Giordano Albertazzi
President, Vertiv Group Corporation

Date:    2025-05-28        2025-05-27

Exhibit A

General Release and Waiver of Claims
This General Release and Waiver of Claims (“Release”) is made by and between David Fallon (“YOU” or “YOUR”) and Vertiv Group Corporation (which owns Vertiv Corporation) and Vertiv Holdings Co. (together with their respective subsidiaries, “Vertiv”) (each, a “Party” and, collectively, the “Parties”).
1.Release of Claims. In exchange for the valuable consideration described in the Agreement to which this is attached, YOU would not otherwise be entitled and the adequacy of which is hereby acknowledged, by signing this Release YOU, for yourself, YOUR spouse, YOUR marital community, and anyone who has or obtains legal rights or claims through YOU, agrees to the following:
1.1.In General. YOU hereby forever release and discharge Vertiv, including all of their past and present employee benefit, stock and pension plans and funds, divisions, subsidiaries, affiliated entities, successors, assigns, heirs, predecessors in interest, joint ventures, commonly controlled corporations and related entities, and all of their past and present agents, employees, representatives, officers, directors, shareholders, attorneys, accountants, insurers, reinsurers, fiduciaries, administrators, and trustees, whether acting as an agent for Vertiv or in an individual or any other capacity (collectively “Released Parties”) from any and all causes of actions, charges, complaints, suits, claims, demands, obligations, costs, losses, damages, rights, judgments, attorneys’ fees or other fees, expenses, bonds, bills, penalties, fines, and all other liabilities of any kind whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, including but not limited to those arising from any acts or omissions occurring up to and including the date YOU sign this Release, including those arising under any theory of law, whether common, constitutional, statutory or other of any jurisdiction, foreign or domestic, whether known or unknown, whether in law or in equity, which YOU or they had or may claim to have by reason of any actual, alleged or threatened act, omission, transaction, practice, plan, policy, procedure, conduct, statement, occurrence or other matter, or any number or combination thereof.
Such released claims include, without limitation, any and all claims of discrimination on the basis of race, color, sex, sexual harassment, religion, retaliation, creed or national origin under Title VII of the Civil Rights Act of 1964, as amended, or on the basis of age under the Age Discrimination in Employment Act of 1967, as amended, or on the basis of disability under the Americans with Disabilities Act, or on the basis of sex under the Equal Pay Act; any and all claims of pay discrimination under Title VII of the Civil Rights Act, Lilly Ledbetter Fair Pay Act, Americans with Disabilities Act, and Age Discrimination in Employment Act; any and all claims of discrimination on the basis of race, color, sex, sexual harassment, sexual orientation, gender identity, marital or familial status, creed, national origin, retaliation, age, religion and disability under any and all applicable state statutes and/or county and city ordinances including but not limited to the Ohio Fair Employment Practices Act – Ohio Rev. Code Ann. § 4112.01, et seq.; Ohio Statutory Provisions Regarding Retaliation/Discrimination for Filing Worker’s Compensation Claim – Ohio Rev. Code Ann. § 4123.90; Ohio Equal Pay Law – Ohio Rev. Code Ann. § 4111.13 et seq.; Ohio State Wage Payment and Work Hour Laws - Ohio Rev. Code Ann. § 4111.01, et seq.; Ohio Political Action of Employees Laws; Ohio Witness and Juror Leave Laws – Ohio Rev. Code Ann. § 2313.18, et seq.; Ohio Voting Leave Laws – Ohio Rev. Code Ann. § 3599.06, et seq.; Ohio Military Family Medical Leave Act – Ohio Rev. Code Ann. § 5906.01, et seq.; claims based on a violation of Ohio public policy; and any discrimination/retaliation claims under § 1981 of the Civil Rights Act of 1866; any other claims of discrimination and retaliation under local, state or federal law, regulation or Executive Order; any claims under the Older Worker Benefit Protection Act; any and all claims under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act, including any claims in contract or tort; any and all wrongful termination causes of action, including the covenant of good faith and fair dealings, breach of an implied or express contract, negligent or intentional infliction of mental distress, promissory estoppel/detrimental reliance, defamation, negligent retention; any claims for lost wages, benefits, expenses, severance, compensatory or punitive damages, attorneys’ fees, and all claims for any other type of damage relief; any and all claims under the Worker Adjustment and Retraining Notification (WARN) Act; any and all claims under the Family and Medical Leave Act (“FMLA”); any and all claims under any state labor laws; and any and all claims under the Employee Retirement Income Security Act, as amended (ERISA).
1.2.Representations. YOU warrant and represent that (a) YOU have not filed or authorized the filing of any complaints, charges, or lawsuits against Vertiv or any of the Released Parties with any governmental agency, court, or self-regulatory organization (“SRO”) and that if, unbeknownst to YOU, such a complaint, charge or lawsuit has been filed on YOUR behalf, YOU will immediately cause it to be withdrawn and dismissed; (b) without waiving any prospective or retrospective rights under the Fair Labor Standards Act (“FLSA”), YOU have been paid all compensation, wages, bonuses, commissions, and/or benefits to which YOU may be entitled; (c) YOU have no known workplace injuries or occupational diseases, nor are YOU aware of any facts (including any injuries or illnesses) that might lead YOU to file a workers’ compensation claim against any of the Released Parties; (d) YOU have been provided and/or have not been denied any leave requested under the FMLA or any similar state law; and (e) the execution, delivery and performance of this Release by YOU does not and will not conflict with, breach, violate, or cause a default under any agreement, contract or instrument to which YOU are a party or any judgment, order or decree to which YOU are subject.
(a)It is the intent of the Parties for YOU to release all claims that can legally be released, but no more than that.
(b)YOU are not, by signing this Release, releasing or waiving (1) any existing vested interest YOU may have in any 401(k) or profit sharing plan by virtue of YOUR employment with Vertiv; (2) any rights or claims that may arise after this Release is signed; (3) the post-employment benefits and payments specifically promised to YOU under this Release; (4) the right to institute legal action for the purpose of enforcing the provisions of this Release; or (5) any claim YOU have against Vertiv or any Released Party for indemnification under that certain Indemnification Agreement between YOU and Vertiv Holdings Co, which shall continue despite the termination of your employment. (Such termination shall have no adverse impact on any of YOUR rights thereunder and Vertiv shall remain fully liable under such Indemnification Agreement. It is the express intent of the Parties that the Indemnification Agreement and all Vertiv’s obligations in its bylaws or otherwise to indemnify YOU shall continue notwithstanding the termination of YOUR employment.)
(c)Except as may be necessary to enforce this Release, and to the fullest extent permitted by law, YOU agree not to permit, authorize, initiate, encourage, support, join, or continue any lawsuit, complaint, arbitration, or other legal proceeding against any of the Released Parties based in whole or in part on any claim covered by this Release. YOU further agree that YOU will not permit yourself to be a member of any class in any court or in any arbitration proceeding seeking relief against any of the Released Parties based on claims released by this Release, and that even if a court or arbitrator rules that YOU may not waive a claim released by this Release, YOU will not accept or be entitled to any money damages or other relief in connection with any other action or proceeding asserting any of the claims against any of the Released Parties.
(d)Notwithstanding any other provision set forth herein, nothing in this Release shall be construed in any way to limit YOUR right to communicate with, seek or obtain a whistleblower award from the Securities and Exchange Commission (“SEC”) pursuant to Section 21F of the Exchange Act or to receive an award for information provided to any government agency, nor does it limit YOUR ability to communicate with any government agencies or otherwise participate or cooperate with an investigation conducted by the Equal Employment Opportunity Commission, SEC, or other federal or state government agency, including providing documents or other information, without notice to Vertiv. YOU agree that this Release may be pled as a complete bar to any action or suit before any administrative body or court with respect to any complaint or claim arising under any federal, state, local, and/or other law relating to any possible claim that exists, or may have existed, that relates in any way to Vertiv based on any events occurring up to and including the date that YOU sign this Release.
1.3.Provisions Relating to ADEA Release. YOU understand that the foregoing general release of claims also releases any claims that YOU may have against any Released Party under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), except any challenge to the knowing and voluntary nature of ADEA waiver. YOU represent that YOU are aware, understand and agree that:
(a)The claims released above include all claims YOU have or may have arising out of or related to the ADEA.
(b)Those ADEA claims waived, released and discharged do not include any claims that may arise after the Date of this Release;
(c)YOU have twenty-one (21) days within which to consider this Release;
(d)YOU are advised to consult with an attorney regarding, and before signing, this Release;
(e)YOU may revoke this Release at any time within seven (7) days after the day YOU sign it, and this document will not become effective or enforceable and no payments or benefits under this Release will be payable until the eighth (8th) day, and only if YOU have not revoked this waiver. after the Date of this Release, on which day (the “Effective Date”), this Release will automatically become effective and enforceable unless revoked within that seven (7)-day period; and
2.Confidentiality of Release. Until this Release is public, YOU agree to hold in strict confidence the negotiations resulting in, contents, and terms of this Release, except (1) as expressly permitted by this Release; (2) required by subpoena, court order, or applicable law; (3) to secure advice from a legal or tax advisor; (4) to YOUR immediate family; or (5) in a legal action to enforce the terms of this Release. YOU further agree to use every effort to prevent disclosure of the existence or terms of this Release by any of the persons referred to in (3) and (4) above. YOU agree that the contents of this Section are a material term of this Release.
Notwithstanding the foregoing, Vertiv recognizes that YOU may have questions pertaining to this Release and authorizes you to communicate with Cesar Villa, Cesar.Villa@vertiv.com, with regard to compensation and benefits questions and Stephanie Gill, Stephanie.Gill@vertiv.com, for all other questions related to this Release.
3.Continuation and Effect of Prior Agreements.
YOU have certain continuing obligations to Vertiv including specific obligations relating to non-disclosure, confidentiality, non-solicitation, non-disparagement and non-competition as specified in the Agreement, including the Restrictive Covenants, as such term is defined in the Agreement.
The Parties agree that nothing in this Release alters the obligations of the Parties as specified in the Agreement, which continues in effect.
With the exception of the Agreement, any other oral or written employment contract(s) previously existing between Vertiv and YOU and the obligations of all parties thereunder, except to the extent they are carried over and preserved in the Agreement and/or this Release, are of no further force or effect.
4.Remedies. In addition to all other remedies provided for hereunder, if YOU breach any term of this Release, Vertiv shall be entitled to its available legal and equitable remedies to the full extent permitted by law, including but not limited to, an injunction and suspending and recovering any and all payments and benefits made or to be made under this Release.
5.Non-Admission. It is expressly understood that this Release does not constitute, nor shall it be construed as, an admission by Vertiv or You of any liability or unlawful conduct whatsoever. Vertiv and YOU specifically deny any liability or unlawful conduct.
6.Waiver. No waiver of any of the terms of this Release shall be effective unless in writing and signed by the party to be charged therewith. Email shall be deemed a “writing” for the purposes of this Release. No waiver of any provision in this Release shall extend to or affect any obligation not expressly waived, impair any rights consequent on such obligation, or imply a subsequent waiver of that or any other provision.
7.Successors and Assigns. In the event of YOUR death, your rights hereunder shall pass to YOUR estate, subject to the foregoing, this Release is personal to YOU and may not be assigned by YOU without the written agreement of Vertiv. Vertiv retains the right to transfer its rights and obligations under this Release to any successors and/or assigns. Notwithstanding the foregoing, Vertiv hereby agrees to assign and transfer such rights and obligations hereunder to YOUR beneficiaries in accordance with the laws and regulations of Ohio which govern probate and intestate succession.
8.Enforceability. If a court finds any term of this Release to be invalid, unenforceable, or void, the Parties agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the Parties agree that the term shall be severed and all other terms of this Release shall remain in effect.

9.Law Governing. This Release shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of Ohio or, where applicable, United States federal law, in each case, without regard to any conflicts of law provisions or those of any state other than Ohio. The Parties agree that jurisdiction and venue shall lie exclusively in Franklin County, Ohio for any action involving the validity, interpretation, or enforcement of this Release, or for any claim for breach of this Release, for damages, and for other relief sought under this Release.
10.Full Agreement. This Release, including all exhibits hereto, contains the full agreement between YOU and Vertiv. Except as specifically provided herein, this Release may not be modified, altered, or changed in any way except by written agreement signed by both Parties. The Parties agree that this Release supersedes and terminates any and all other written and oral agreements and understandings between the Parties, other than the Indemnification Agreement and agreements referenced in this Release.

ACKNOWLEDGMENT AND SIGNATURE
By signing below, I acknowledge and agree to the following:
1.Vertiv’s payment of money and/or granting of benefits to me constitutes consideration, in addition to any money or benefits that I am currently entitled to receive, for my signing this Release and does not in any way indicate that I have any viable claims against Vertiv or that Vertiv admits any liability to me whatsoever.
2.I understand and agree that if a Court declares any portion of this Release invalid in any manner that all remaining portions of the document will be given full force and effect and all remaining terms and conditions will apply to both parties.
3.I have up to twenty-one (21) days from the date I received the attached Release to decide if I want to sign and enter into this Release with Vertiv. I acknowledge that Vertiv has advised me to consult with an attorney to obtain any assistance that I need in reviewing or understanding any part of this document.
If I fail to return this signed Release to Vertiv, Attn: Human Resources, 505 N. Cleveland Ave., Westerville, Ohio 43082 by 5:00 p.m. EST on or before the twenty-first (21st) day following my receipt of it, the offers contained in the Agreement are withdrawn and will be of no further effect. Email delivery of this Release to any person in the Vertiv the Human Resources department shall be sufficient delivery for the purposes of this Release. Any changes to this Release during that period, whether material or not, will not extend the twenty-one (21)-day period.
4.I have been advised that this Release does not become effective for seven (7) days after I sign it. I understand that I may revoke (that is, cancel) the Release by submitting my intent to revoke in writing to Vertiv, Attn: Human Resources, 505 N. Cleveland Ave., Westerville, Ohio 43082 during this seven (7)-day period and that this Release shall not become effective or enforceable and the consideration due shall not become payable until the seven (7)-day revocation period has expired and I have not revoked this Release. The intent to revoke the Release must be in writing and, if mailed, must be postmarked within the revocation period, sent by certified mail, and properly addressed.
5.This waiver is not requested in connection with an existing incentive or other employment termination program.
6.I have not relied on any representations, promises, or agreements of any kind made by Vertiv in connection with my voluntary decision to sign this Waiver except those set forth in this Release and the attachments to it. I understand this Waiver does not waive rights or claims that may arise after this Waiver is executed.
[Signature Page Follows]

I have read the terms of this Release carefully and acknowledge that I have been advised to consult with an attorney to review it and have done so or voluntarily elected not to do so. I clearly understand all of the terms of this Release. I have not been forced or pressured in any manner whatsoever to sign this Release. I am fully capable of comprehending all of the Release’s terms and voluntarily agree to all of its terms.

                        David Fallon

                        Date:

                        Vertiv Holdings Co (and its affiliates)

Stephanie Gill, Chief Legal Counsel
                        Date:

[Signature page to General Release and Waiver of Claims]

Exhibit B

Illustrative Examples of the Services

•Advisory services for the CEO
•Support services for the successor CFO
•Participation in quarterly disclosure committee meetings
•Support for securities litigation
•Support for matters involving the Securities and Exchange Commission or the Department of Justice
•Ongoing investor relations support and support across departments